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                                                                 Exhibit 10.35.1

                                SECOND AMENDMENT
                                     TO THE
                               PURCHASE AGREEMENT


         This Second Amendment to the Purchase Agreement (the "Agreement") is made and entered into this 21st day of September 2001, by and between FIRST NATIONAL BANK IN BROOKINGS (the "Bank") and THE CREDIT STORE, INC., a Delaware corporation, formerly known as SERVICE ONE INTERNATIONAL CORPORATION (the "Purchaser").


                                    RECITALS:

         WHEREAS, the Bank and Purchaser have entered into a certain Purchase Agreement dated the 2d day of October 1997, which was subsequently amended the 31st day of August 1998 and the Bank and Purchaser deem a second amendment to the existing Purchase Agreement is in the interests of the parties;


         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend their Agreement as follows:


1) Section 1.3 of the Purchase Agreement shall be amended to delete the words Section 4.1 hereof" at the end of the paragraph and replaced with the words "Section 4.1 and 4.2 hereof"


2) Section 1.5 of the aforementioned Purchase Agreement be deleted and replaced with the following: "Section 1.5 Bank Fee. In consideration of Bank's agreement to sell the Receivables to Purchaser, Purchaser shall pay Bank a fee of $1.00 per Card for so long as this Agreement remains in effect (the "Fixed Fee"). Purchaser shall pay Bank a minimum Fixed Fee based upon 25,000 credit cards. The minimum Fixed Fee shall be due and payable during each of the first twelve months of the first year of this Agreement, provided that Purchaser shall be under no obligation to continue to pay the minimum Fixed Fee if (1) Bank materially alters its Credit Criteria and Standards, a copy of which is attached hereto as Exhibit A, for the Marketer Card Portfolio without the prior written consent of Purchaser, (2) the marketing program generating the Marketer Card Portfolio cannot be continued due to VISA or MasterCard regulations or state or federal law, regulation, or ruling, (3) the Bankcard Marketing Agreement between Bank and Purchaser is terminated, or (4) the Marketer Card Portfolio is transferred to a financial institution other than Bank. Purchaser shall pay the Fixed Fee on the 15th day of each month. The Fixed Fee shall be based upon the number of Cards issued and outstanding in the Marketer Card Portfolio as of the last day of the prior month as shown on the reports of the third-party processor


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           described in Section 1.6 of the Agreement. The Fixed Fee shall be paid by cash or wire transfer."


3) Section 1.6(b) and the second subsection(v) of the Purchase Agreement shall be amended to replace the words " within 5 days" with "within fifteen (15) days".


4) Section 1.7 of the purchase Agreement shall be amended to delete the words "Except for costs covered by the Base Fee, which cost shall be paid for by Bank," and to capitalize the word "any".


5) Article 4 of the Purchase Agreement shall be amended to add the following "Section 4.2 Purchase of Charged-off Card Accounts. If a Card account charges-off in accordance with the Banks charge-off policy, the Bank shall immediately convey the charged-off Card account to the Purchaser. The purchase price for the charged-off Card accounts shall be an amount equal to the par value of the outstanding credit generated by balance transfers, cash advances, and purchases on the Cards accounts that have not previously been purchased by Purchaser under the Purchase Agreement."


6) Section 5.1 of the Purchase Agreement be deleted and replaced with the following: "Section 5.1 Contingent Liability Fund. Purchaser shall establish and fund a reserve account (the "Contingent Liability Fund") at Bank. The Contingent Liability Fund shall be in the name of Purchaser, but Purchaser shall only be entitled to withdraw funds or other assets therefrom with the written consent of Bank. Purchaser shall maintain a cash balance in the Contingent Liability Fund in an amount not less than $500,000. In the event the Contingent Liability Fund exceeds the aggregate amount of such unused credit lines, the Bank shall from time to time (but no less often than quarterly) permit the Purchaser to withdraw the amount of such excess from the Contingent Liability Fund. The Contingent Liability Fund shall be maintained after the termination of this Agreement and shall be disbursed to Purchaser only after Bank has reasonably determined that Purchaser's obligations to Bank hereunder have been completely satisfied.

           As security for Purchaser's obligations to Bank hereunder, Purchaser hereby grants to Bank a security interest in the Contingent Liability Fund. Bank shall have the right to set off and apply against all obligations of Purchaser owed to Bank, at any time and without notice to Purchaser, any and all deposits or other sums at any time credited by or owing from Bank to Purchaser.

           The Contingent Liability Fund established by Purchaser shall be in the form of a Repurchase Agreement for mutually agreed upon and identified obligations of the United States government. Each party shall take all reasonable actions and execute


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           such documents as necessary to perfect and protect the other party's interest in the Repurchase Agreement and the government obligations subject thereto.


7) On or before the date of this Amendment, the Bank shall remit to Purchaser $250,000 of the current Contingent Liability Fund balance bringing the balance to $500,000."


         In all other respects the October 2, 1997 Purchase Agreement and the August 31, 1998 Amended Purchase Agreement are confirmed and ratified.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth above.



BANK:                                        PURCHASER:
----                                         ---------

FIRST NATIONAL BANK IN BROOKINGS             THE CREDIT STORE, INC.



By -------------------------------           By -------------------------------


Its ------------------------------           Its -------------------------------




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